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                                                                    Exhibit 99.1

CONTACT: Media:         Judy Corman       212-343-6833
                                          Investors:  Ray Marchuk  212-343-6741


                  SCHOLASTIC SETTLES 1995 LAWSUIT, RESULTING IN
                        AFTER-TAX CHARGE OF $0.8 MILLION
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NEW YORK, N.Y., August 1, 2002 - Scholastic Corporation (NMS: SCHL), the global children's publishing and media company, announced today it has agreed in principle to settle the previously disclosed lawsuit filed in 1995, SCHOLASTIC INC. AND SCHOLASTIC PRODUCTIONS, INC. V. ROBERT HARRIS AND HARRIS ENTERTAINMENT, INC., for which the Company had established a $6.7 million liability in the second quarter of Fiscal 2000. The case involved stock appreciation rights allegedly granted to Mr. Harris by the Company in 1990 in connection with a joint venture formed primarily to produce motion pictures. The settlement agreement will result in a non-recurring pre-tax charge of $1.2 million in the quarter ended May 31, 2002 to reflect the amount by which the settlement and related legal expenses exceed the previously recorded liability. On an after-tax basis, the $0.8 million non-recurring charge will decrease the Company's Fiscal 2002 earnings announced on July 18, 2002 by $0.02 per diluted share, from $2.53 to $2.51.

Scholastic (Nasdaq: SCHL - News) is the world's largest publisher and distributor of children's books. As a global children's publishing and media company serving the needs of parents, teachers, and children, Scholastic provides proprietary book and software distribution through school book clubs, school book fairs and to classrooms, as well as through the retail trade. Since 1920, Scholastic has created quality educational materials for schools and has expanded its reach to include the distribution of books, software, toys, online learning services and television programming directly to the home. Scholastic is the leading print and online publisher of children's reference materials and the leader in children's direct-to-home book clubs. Internationally, Scholastic operates wholly owned companies in Argentina, Australia, Canada, Hong Kong, India, Indonesia, Ireland, Malaysia, Mexico, New Zealand, The Philippines, Singapore, Taiwan, Thailand and the United Kingdom. The U.S. Scholastic Web site http://www.scholastic.com is a leading provider of educational services online for parents, teachers and children.


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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          SCHOLASTIC CORPORATION
                                          (Registrant)







Date:  August 1, 2002                     /s/ Kevin J. McEnery
                                          --------------------------------------
                                          Kevin J. McEnery
                                          Executive Vice President
                                            & Chief Financial Officer